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                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE PARTNERSHIP

                        TEPPCO PARTNERS, L.P. (DELAWARE)


TEPPCO GP, Inc. (Delaware)
TE Products Pipeline Company, Limited Partnership (Delaware)
TEPPCO Colorado, LLC (Delaware)
TEPPCO Midstream Companies, L.P. (Delaware)
Chaparral Pipeline Company, L.P. (Delaware)
Quanah Pipeline Company, L.P. (Delaware)
Jonah Gas Gathering Company (Wyoming general partnership)
TCTM, L.P. (Delaware)
TEPPCO Crude GP, LLC (Delaware)
TEPPCO Crude Pipeline, L.P. (Delaware)
TEPPCO Seaway, L.P. (Delaware)
TEPPCO Crude Oil, L.P. (Delaware)
Lubrication Services, L.P. (Delaware)